Exhibit 99.1

[LOGO OF MOSAIC]            3033 Campus Drive                   Tel 800-918-8270
                            Suite E490                          Fax 763-577-2986
                            Plymouth, MN 55441
                            www.mosaicco.com

PRESS RELEASE

MEDIA CONTACT:     Linda Thrasher, 763-577-2864

INVESTOR CONTACT:  Douglas Hoadley, 763-577-2867

               MOSAIC ANNOUNCES FISCAL 2006 THIRD QUARTER NET LOSS
                   OF $71.6 MILLION OR $0.19 PER DILUTED SHARE

THIRD QUARTER HIGHLIGHTS

    o The third quarter net loss for the period ended February 28, 2006, was $71.6 million, or $0.19 per diluted share. This compares to reported net earnings of $38.8 million or $0.09 per diluted share for last year's third quarter.

    o The company recorded an unrealized loss totaling $60.8 million from marking-to-market the value of natural gas derivative contracts used to manage price and supply risk in our production operations. In addition, the company had foreign currency transaction losses of $13.8 million during the third quarter compared with a gain of $30.8 million from the prior year period.

    o Net sales declined 6%, mainly due to lower volumes for potash. Mosaic's gross margin declined to 1% of sales compared to 12% a year ago. The lower gross margins reflected expected seasonal volume weakness, production shutdown costs, raw material cost increases and unrealized mark-to-market losses on natural gas derivative contracts.

    o The Phosphate business had an operating loss of $19.7 million in the third quarter compared with earnings of $14.2 million for the same period a year ago. Although net sales increased as a result of higher prices, operating results declined because of unrealized non-cash mark-to-market derivative losses of $34.6 million and higher costs on a per tonne basis because Mosaic operated both its mining and production facilities at lower rates.

    o The Potash business had operating earnings of $16.1 million in the third quarter compared with $85.4 million a year ago. The decline in operating earnings was due to unrealized mark-to-market losses on natural gas derivative contracts of $26.2 million, lower sales volumes, and reduced production levels.

    o Mosaic's performance is expected to rebound in the fourth quarter, which is typically Mosaic's best quarter and coincides with the North American spring planting season.

         PLYMOUTH, MN, April 11, 2006 - The Mosaic Company (NYSE: MOS) announced today a net loss of $71.6 million, or $0.19 per diluted share, for the quarter ended February 28, 2006. Year-to-date net earnings were $59.5 million, or $0.14 per diluted share.

         Net sales in the third quarter were $1.07 billion, a decline of 6% compared with the same period a year ago. The decline in reported net sales was mainly the result of lower sales volumes for the Potash business segment.

         The operating loss for the third quarter was $44.4 million compared with earnings of $72.7 million for the same period a year ago. The gross margin as a percent of sales was 1% for the third quarter compared with 12% a year ago.

         "Our results in the third quarter were disappointing, even taking into consideration sizeable mark-to-market losses on natural gas contracts and foreign currency transaction losses. Margins in the Phosphate business continue to be squeezed by high sulfur and ammonia prices, while Potash sales volume dipped to historically low levels," said Fritz Corrigan, President and Chief Executive Officer of Mosaic. "We have aggressively reduced operating rates in our core businesses to more effectively manage our inventory levels, but this also resulted in higher costs on a per tonne basis."

         Selling, general, and administrative (SG&A) expenses of $61.8 million were incurred in the third quarter, down slightly compared to $64.8 million for the same period a year ago.

         Non-cash foreign currency transaction losses totaled $13.8 million for the third quarter compared with a gain of $30.8 million for the same period a year ago. These losses were caused primarily by the strengthening of the Canadian dollar against the United States dollar. This impacts the carrying value of the United States dollar denominated net assets of Potash, for which the Canadian dollar is the functional currency.

         Mosaic ended the quarter with $164.6 million in cash and cash equivalents. Mosaic's total debt at the end of February 2006 was $2.7 billion, resulting in a debt-to-capital ratio of 42.9%.

         The effective tax rate was a benefit of 27.1% for the third quarter and expense of 65.6% for the nine-month period ending February 28, 2006. This high year-to-date tax rate and low tax benefit for the third quarter results from several factors, including the profit mix among Mosaic's business segments and geographies within those business segments, certain tax attributes in the Potash entities, and the inability to record a tax benefit for losses in Brazil.

POTASH

         The Potash business segment's total sales volume was 1.3 million tonnes during the third quarter which was 0.7 million tonnes or 36% lower than last year's third quarter volume. This was due to slow shipments to the North American market where the supply pipeline was well stocked. Additionally export markets were slow resulting from ongoing negotiations between Canpotex, the Saskatchewan potash producers' export association and Sinochem, a large buyer in China.

         Potash net sales were $228.6 million for the third quarter, down $72.4 million compared with a year ago. The Potash business segment's gross margins declined to $24.1 million in the third quarter due to unrealized non-cash mark-to-market derivative losses of $26.2 million, lower sales volumes, and reduced production levels. Operating earnings were $16.1 million during the third quarter compared to $85.4 million last year.

PHOSPHATES

         The Phosphates business segment's fertilizer and feed shipments were
2.3 million tonnes for the third quarter. Total shipments declined 0.3 million tonnes for the three months compared with a year ago as a result of lower exports. Phosphates sales were $699.3 million for the third quarter, $53.6 million higher than the third quarter last year. Phosphates third quarter results showed a gross margin loss of $0.7 million and an operating loss of $19.7 million compared to a gross margin of $38.7 million and operating earnings of $14.2 million for the same period last year. DAP costs increased 19% in the third quarter compared with the prior year period mainly because of higher ammonia and sulfur prices. Costs were also higher on a per tonne basis because of unrealized non-cash mark-to-market derivative losses of $34.6 million and because Mosaic operated both its mining and production facilities at lower rates.

OFFSHORE

         Mosaic's Offshore business segment's net sales were $186.1 million for the third quarter, down $10.8 million compared with last year. The third quarter operating loss was $17.2 million compared to a loss of $11.4 million for the comparable period last year. The decline in the third quarter operating results was caused by lower gross margins in Brazil due to poor farm economics.

NITROGEN

         Mosaic's Nitrogen business segment's net sales were $31.7 million for the third quarter, $1.0 million lower than last year. The third quarter operating earnings were $1.2 million compared to $0.5 million for the third quarter a year ago.

EQUITY EARNINGS

         Total equity earnings in non-consolidated subsidiaries were $2.0 million for the quarter, a decline of $17.0 million compared with last year's results for the same period. Mosaic's equity earnings from its investment in Saskferco showed a loss of $2.2 million for the third quarter compared with earnings of $2.4 million a year ago. Mosaic's equity earnings from Fosfertil were $3.2 million for the third quarter compared to $13.5 million last year also as a result of the weak Brazilian farm economics.

YEAR TO DATE

         For the nine months ended February 28, 2006, net sales were $4.0 billion, 35% greater than last year. Year-to-date operating earnings were $288.3 million compared with $142.0 million for the same period a year ago. Year-to-date SG&A expenses were $186.7 million compared with $141.2 million for the same period in fiscal 2005. The foreign currency transaction loss was $66.5 million for the first nine months of fiscal 2006 compared to a gain of $5.9 million for the same period a year ago. Note that the nine months of fiscal 2005 include former IMC Global results only from October 22, 2004, the date of the combination which created Mosaic.

OBSERVATIONS AND OUTLOOK

         "Our sales are rebounding in the fourth quarter compared to the third quarter," Corrigan said. "The spring planting season is now picking up momentum and recent large purchases by customers in India and China are bolstering the phosphates market. Near term results for potash have been dampened by the extended price negotiations between China and its main suppliers. However, we expect potash sales to be very strong upon completion of the negotiations with China," Corrigan added.

         For Phosphates, fiscal 2006 sales volume are expected to range from
10.2 to 10.5 million tonnes, down from our prior outlook of 10.5 to 10.9 million tonnes. Phosphate margins are expected to slowly improve as costs decline due to expectations of lower ammonia and sulfur prices. Potash sales volumes for fiscal 2006 are expected to range from 7.1 to 7.4 million tones, down 0.2 million tonnes from our prior outlook.

         Mosaic expects its synergy benefits to reach $120 to $130 million on a pre-tax annual run-rate basis by the end of fiscal 2006, and is achieving annualized benefits at the low end of this range as of the end of the third quarter. Synergy benefits include cost reduction and cost avoidance initiatives, production volume enhancement efforts, opportunity savings, capital spending avoidance and other benefit classifications. These synergies affect operating costs and help offset higher costs for energy and other production inputs, wages and benefits, water treatment, raw material inputs, general inflation and one-time costs to achieve the synergy benefits.

         Mosaic is evaluating additional operating efficiencies in light of significant operating cost and raw material price challenges. An example of this is the recent announcement of Mosaic's participation in a proposed petroleum coke project adjacent to its Faustina, Louisiana phosphate plant, where Mosaic has signed a non-binding letter of intent. Mosaic anticipates being a major offtaker of ammonia upon completion of the project which is contingent upon financing and certain other conditions.

         Mosaic anticipates capital spending of $350 million to $360 million during fiscal 2006 which is lower than prior guidance. Mosaic continues to actively manage its cash flow, including a focus on reduced capital spending and inventory management.

ABOUT THE MOSAIC COMPANY

         The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

         Mosaic will conduct a conference call on Tuesday, April 11, 2006 to discuss fiscal 2006 third quarter earnings results. The call will begin at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) and will last no longer than 60 minutes.

              Conference Call Phone Number:  800-706-7741
              International Phone Call-In Number:  617-614-3471
              Participant Passcode: 42787735

         Additionally, a Webcast of the conference call, both live and as a replay, can be accessed by visiting Mosaic's web site at http://www.mosaicco.com/investors. This Webcast will be available up to one year from the time of the earnings call.

         A replay of the audio call will be available through 6:00 p.m. Eastern Daylight Time on Tuesday, April 18. Please call 888-286-8010 to access the replay and use passcode 92888333.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company's management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments, changes in environmental and other governmental regulation, the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global and the ability to fully realize the expected cost savings from their business combination within expected time frames, and adverse weather conditions affecting our operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall. Actual results may differ from those set forth in the forward-looking statements.

                                       ###

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in millions, except per share amounts)

THE MOSAIC COMPANY                                                   (unaudited)
--------------------------------------------------------------------------------

                                                   Three months ended       Nine months ended
                                                      February 28              February 28
                                                -----------------------   -----------------------
                                                   2006         2005         2006         2005
                                                ----------   ----------   ----------   ----------
Net sales                                       $  1,073.2   $  1,144.5   $  3,974.3   $  2,947.0
Cost of goods sold                                 1,059.2      1,008.0      3,503.1      2,667.1
                                                ----------   ----------   ----------   ----------
 Gross margin                                         14.0        136.5        471.2        279.9

Selling, general and
 administrative expenses                              61.8         64.8        186.7        141.2
Other operating income                                (3.4)        (1.0)        (3.8)        (3.3)
                                                ----------   ----------   ----------   ----------
Operating earnings (loss)                            (44.4)        72.7        288.3        142.0

Interest expense                                      44.2         44.3        125.4         76.9
Foreign currency transaction (gain) loss              13.8        (30.8)        66.5         (5.9)
Other (income) expense                                (1.7)         1.3         (5.0)        (3.6)
                                                ----------   ----------   ----------   ----------
Earnings (loss) from consolidated
 companies before income taxes
 and the cumulative effect of a change
 in accounting principle                            (100.7)        57.9        101.4         74.6
Provision (benefit) for income taxes                 (27.2)        38.5         66.5         44.2
                                                ----------   ----------   ----------   ----------
Earnings (loss) from consolidated
 companies before the cumulative effect
 of a change in accounting principle                 (73.5)        19.4         34.9         30.4
Equity in net earnings of nonconsolidated
 companies                                             2.0         19.0         29.0         44.6
Minority interests in net (earnings) loss
 of consolidated companies                            (0.1)         0.4         (4.4)        (1.5)
                                                ----------   ----------   ----------   ----------
Earnings (loss) before the cumulative
 effect of a change in accounting principle          (71.6)        38.8         59.5         73.5
Cumulative effect of a change in accounting
 principle, net of tax                                   -            -            -         (2.0)
                                                ----------   ----------   ----------   ----------
Net earnings (loss)                             $    (71.6)  $     38.8   $     59.5   $     71.5
                                                ==========   ==========   ==========   ==========
Diluted net earnings (loss) per share           $    (0.19)  $     0.09   $     0.14   $     0.21
                                                ==========   ==========   ==========   ==========
Diluted weighted average number of
 shares outstanding                                  383.6        432.8        436.1        336.5

                                               CONSOLIDATED FINANCIAL HIGHLIGHTS
                                                           (dollars in millions)
THE MOSAIC COMPANY                                                   (unaudited)
--------------------------------------------------------------------------------

                               Three months ended             Favorable/            Nine months ended            Favorable/
                                   February 28              (Unfavorable)              February 28              (Unfavorable)
                             -----------------------   -----------------------   -----------------------   -----------------------
                                2006         2005        Amount         %           2006         2005        Amount         %
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
NET SALES:
  Phosphates                 $    699.3   $    645.7   $     53.6            8%  $  2,291.7   $  1,498.7   $    793.0           53%
  Potash                          228.6        301.0        (72.4)         (24)%      827.6        445.7        381.9           86%
  Nitrogen                         31.7         32.7         (1.0)          (3)%       91.2        142.1        (50.9)         (36)%
  Offshore                        186.1        196.9        (10.8)          (5)%    1,002.1      1,009.5         (7.4)          (1)%
  Corporate/Other (a)             (72.5)       (31.8)       (40.7)         128%      (238.3)      (149.0)       (89.3)          60%
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             $  1,073.2   $  1,144.5   $    (71.3)          (6)% $  3,974.3   $  2,947.0   $  1,027.3           35%
                             ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========
GROSS MARGIN:
  Phosphates                 $     (0.7)  $     38.7   $    (39.4)        (102)% $    207.8   $     66.0   $    141.8          215%
  Potash                           24.1         93.5        (69.4)         (74)%      251.5        120.4        131.1          109%
  Nitrogen                          2.7          2.0          0.7           35%        10.1         10.9         (0.8)          (7)%
  Offshore                          2.3          5.9         (3.6)         (61)%       29.2         86.5        (57.3)         (66)%
  Corporate/Other (a)             (14.4)        (3.6)       (10.8)         300%       (27.4)        (3.9)       (23.5)         603%
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             $     14.0   $    136.5   $   (122.5)         (90)% $    471.2   $    279.9   $    191.3           68%
                             ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========
OPERATING EARNINGS (LOSS):
  Phosphates                 $    (19.7)  $     14.2   $    (33.9)        (239)% $    129.5   $     19.7   $    109.8          557%
  Potash                           16.1         85.4        (69.3)         (81)%      226.0        109.0        117.0          107%
  Nitrogen                          1.2          0.5          0.7          140%         6.5          7.4         (0.9)         (12)%
  Offshore                        (17.2)       (11.4)        (5.8)          51%       (30.9)        28.8        (59.7)        (207)%
  Corporate/Other (a)             (24.8)       (16.0)        (8.8)          55%       (42.8)       (22.9)       (19.9)          87%
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             $    (44.4)  $     72.7   $   (117.1)        (161)% $    288.3   $    142.0   $    146.3          103%
                             ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========

(a)  Includes elimination of intercompany sales.

                                                                  KEY STATISTICS
THE MOSAIC COMPANY                                                   (unaudited)
--------------------------------------------------------------------------------

                               Three months ended             Favorable/            Nine months ended            Favorable/
                                   February 28              (Unfavorable)              February 28              (Unfavorable)
                             -----------------------   -----------------------   -----------------------   -----------------------
                                2006         2005        Amount         %           2006         2005        Amount         %
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Sales volumes
 (000 metric tonnes) (a):
  Phosphates (b)                  2,312        2,564         (252)         (10)%      7,954        5,760        2,194           38%
  Potash                          1,311        2,043         (732)         (36)%      4,778        2,947        1,831           62%
  Nitrogen                          190          401         (211)         (53)%        915        1,090         (175)         (16)%
Average price per
 metric tonne:
  DAP (c)                    $      246   $      220   $       26           12%  $      244   $      225   $       19            8%
  Potash (c)                        134          118           16           14%         140          116           24           21%
  Ammonia (d)                       386          303           83           27%         339          303           36           12%
  Sulfur (long ton) (d)              78           65           13           20%          73           66            7           11%

(a) Sales volumes include tonnes sold captively. Phosphates volumes represent dry product tonnes, primarily DAP.
(b)  Includes captive sales tonnes to Offshore.
(c)  FOB plant/mine.
(d)  Delivered Tampa

THE MOSAIC COMPANY                                                   (unaudited)
--------------------------------------------------------------------------------

Selected Non-GAAP Financial Measures and Reconciliations

The following table summarizes the calculation of EBITDA and provides a reconciliation to new earnings (loss):


EBITDA Calculation
--------------------------------------------------------------------------------

                                                   Three months ended         Nine months ended
                                                      February 28                  February 28
                                                ------------------------    ------------------------
                                                   2006          2005          2006          2005
                                                ----------    ----------    ----------    ----------
                                                 (dollars in millions)       (dollars in millions)
Net earnings (loss)                             $    (71.6)   $     38.8    $     59.5    $     71.5
Interest expense                                      54.9          54.7         157.4          93.5
Income taxes                                         (27.2)         38.5          66.5          44.2
Depreciation, depletion & amortization                80.7          71.5         239.4         137.4
Amortization of debt financing fees                    1.3           0.6           3.7           0.6
Amortization of fair market value adjustment
 of debt                                             (12.0)        (11.0)        (35.7)        (17.2)
Amortization of mark-to-market contracts              (4.1)         (1.5)        (13.1)         (1.5)
                                                ----------    ----------    ----------    ----------
EBITDA                                          $     22.0    $    191.6    $    477.7    $    328.5
                                                ==========    ==========    ==========    ==========

The following table summarized the calculation of Total Debt to Capitalization:

Debt to Capitalization Calculation
--------------------------------------------------------------------------------

                                     February 28       May 31
                                        2006           2005
                                     ------------   ------------
                                     (dollars in    (dollars in
                                      billions)      billions)
NUMERATOR
Total debt                           $        2.7   $        2.7

DENOMINATOR
Book value of equity                 $        3.6   $        3.2
Total debt                                    2.7            2.7
                                     ------------   ------------
Capitalization                       $        6.3   $        5.9
                                     ============   ============
Total debt to total capitalization           42.9%          45.8%